SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 5, 2013

THE FEMALE HEALTH COMPANY
(Exact name of registrant as specified in its charter)

Wisconsin
(State or other jurisdiction of incorporation)

1-13602	39-1144397
(Commission File Number)	(I.R.S. Employer I.D. Number)

515 North State Street Suite 2225 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

312-595-9123
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements
                   of Certain Officers

On December 5, 2013, the Board of Directors of The Female Health Company (the "Company") appointed Karen King as President and Chief Executive Officer of the Company effective January 20, 2014.  O.B. Parrish will retire from the positions of President and Chief Executive Officer effective January 20, 2014.  Mr. Parrish will continue to serve as Chairman of the Board and a director of the Company.

A copy of the press release announcing the appointment of Ms. King is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Ms. King, age 54, served as President of the Biologics and BioSolutions businesses of Royal DSM, a global provider of biopharmaceutical manufacturing technology and services, from September 2006 to September 2013.  Previously, Ms. King served as Executive Vice President of the Company from May 2006 to September 2006 and as Vice President, Global Development from August 2004 to May 2006, where she was responsible for sales, marketing and business development.  Prior to August 2004, Ms. King worked at Baxter International since 1981, most recently serving as President of Pulse Nutrition Solutions, Inc., a subsidiary of Baxter that developed a line of nutritional products for consumer use.

On December 5, 2013, the Company entered into a letter agreement with Karen King regarding the terms of her employment with the Company (the "Employment Letter") and the Company entered into a Change of Control Agreement (the "Change of Control Agreement") with Ms. King.  A copy of the Employment Letter is attached as Exhibit 99.2 to this report and a copy of the Change of Control Agreement is attached as Exhibit 99.3 to this report, and each is incorporated herein by reference.

Pursuant to the terms of the Employment Letter, Ms. King will serve as the Company's President and Chief Executive Officer effective January 20, 2014.  Ms. King will receive an annual base salary of $350,000.  Ms. King will also receive a grant of 50,000 shares of restricted common stock on her start date, which shares will vest as to 16,667 shares on the second anniversary of her start date and as to the remaining 33,333 shares on the third anniversary of her start date.  Pursuant to the Employment Letter, Ms. King is entitled to participate in the Company's annual performance award program with a total of 35,000 shares for fiscal 2014, 40,000 shares for fiscal 2015 and 45,000 shares for fiscal 2016.  The Employment Letter includes a "clawback" provision which provides for the potential recovery by the Company of annual performance award compensation in the event of fraud or intentional misconduct that materially contributes to a restatement of financial results resulting from any non-compliance with any financial reporting requirements under the federal securities laws.  In the event the Dodd-Frank Act of 2010 requires the Company to adopt a clawback policy that is different than the clawback provision in Ms. King's Employment Letter, the Company is authorized to replace the clawback provision in the Employment Letter with such clawback policy.  Under the Employment Letter, Ms. King will be eligible to participate in the Company's U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan, and she will be entitled to reimbursement for relocation expenses in an amount not to exceed approximately $17,650.

The Change of Control Agreement will be effective as of January 20, 2014, the start date of Ms. King's employment.  The Change of Control Agreement essentially acts as a springing employment agreement which provides that, upon a change of control, as defined in the agreement, the Company will continue to employ Ms. King for a period of three years in the same capacities as prior to the change of control, with an annual base salary equal to 12 times the highest monthly base salary paid during the 12 months prior to the change of control, an annual bonus equal to the higher of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control or (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control, and other benefits substantially equivalent to what the executive was receiving prior to the effective date of the change of control, in each case as specified in the agreement.  If the executive is terminated without cause or if she resigns for good reason, in each case as defined in the agreement, after the change of control and during the three year employment period, including a termination by the executive for any reason within 180 days after the change of control, the executive is generally entitled to receive the following benefits:

●	a lump sum payment equal to three times the executive's base salary;

●	a lump sum payment equal three times the highest of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control, (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control or (3) the bonus paid or payable for the most recent fiscal year prior to the date of termination of employment;

●	continuation of health and other similar benefits for a period of three years after the termination date; and

●	a "gross-up" payment which will, in general, effectively reimburse the executive for any amounts paid under federal excise taxes relating to change of control benefits.

Section 9 - Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

99.1 -- Press Release of The Female Health Company, issued December 11, 2013.

99.2 -- Letter Agreement dated December 5, 2013 between The Female Health Company and Karen King.

99.3 -- Change of Control Agreement effective as of January 20, 2014 between The Female Health Company and Karen King.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FEMALE HEALTH COMPANY
Date:  December 11, 2013
BY /s/ Michele Greco
      Michele Greco, Vice President
          and Chief Financial Officer